0604-0729531

Report of Independent Registered Public Accounting Firm
We have examined management's assertion, included in the accompanying Report of
Management on Compliance for Structured Asset Mortgage Investments II Trust
2005-F2, that U.S. Bank National Association (the Trustee) complied with the minimum servicing standards described in Appendix I to the Report of Management on Compliance
for Structured Asset Mortgage Investments II Trust 2005-F2 (the Servicing Standards)
for the period from October 28, 2005 to December 31, 2005. Management is responsible for the Trustee's compliance with those Servicing Standards. Our responsibility is to express an opinion on management's assertion about the Trustee's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public
Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Trustee's compliance with those Servicing
Standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Trustee's compliance with the Servicing Standards.

In our opinion, management's assertion that U.S. Bank National Association complied with the Servicing Standards for the period from October 28, 2005 to December 31,
2005, is fairly stated, in all material respects based on the minimum servicing standards outlined in Appendix I to the Report of Management on Compliance for Structured Asset
Mortgage Investments II Trust 2005-F2.
/s/ Ernst & Young LLP

April 6, 2006